FUND ESCROW AGREEMENT

THIS AGREEMENT made and entered into this, by and between Nevada Acquisition Ventures IV , Inc. whose address is 3110 S. Valley View Blvd., Suite 105, Las Vegas, NV 89102 ("Company") and Southwest Escrow Company, whose address is 401 North Buffalo Drive, Suite 205, Las Vegas, Nevada 89128 ("Escrow Agent").

WITNESSETH:

WHEREAS, the Company desires to make an interstate public offering (the "Offering") of its securities consisting a minimum of 500,000 shares and a maximum of 2,400,000 shares under an arrangement whereby the securities are to be offered to investors through the Company at the offering price of $0.05 cents per share; and

WHEREAS, the Offering is to be made in accordance with Section 7(b), Rule 419 (Rule 419") of the Securities Act of 1933, as amended (the "Act") and the offering will be registered with the Securities and Exchange Commission (the "Commission"); and

WHEREAS, the company intends to sell the securities as the Company's agent on a best efforts basis; and

WHEREAS, the parties wish to make provision to impound the net proceeds (after the release to the company of an amount equal to 10%, on an aggregate basis), from the sale of a minimum of 500,000 shares subscribed in the Offering in escrow, which net proceeds are to be released to the Company only in the event of the sale of 500,000 shares, within the time set forth herein, and otherwise the escrowed proceeds are to be returned by Escrow Agent in accordance with the terms and conditions set forth herein and all as specifically directed under Rule 419.

WHEREAS, the company desires to establish an escrow account in which funds received from subscribers and securities issued in connection with the offering will be deposited pending completion of the escrow period. Southwest Escrow Company agrees to serve as Escrow Agent in accordance with the terms and conditions set forth herein and as more specifically directed under Rule 419 (b) 1, (b)2, b(3),(e)3 of the Act.

WHEREAS, the Company and the Escrow Agent desire to enter into an agreement with respect to the above-described escrow.

NOW, THEREFORE, in consideration of the foregoing and mutual promises and covenants contained herein, it has been and IT IS HEREBY AGREED as follows:

1. Establishment of Escrow Account. On or prior to the date of the commencement of the offering, the parties shall establish a non-interest bearing escrow account with the Escrow Agent, which escrow account shall be entitled Escrow number 99-08-0027 DEP (Nevada Acquisition Ventures 1, Inc.) escrow Account and shall be located at Southwest Escrow Company (the "Escrow Account"). Any checks received that are made payable to a party other than Southwest Escrow Company shall be returned to the investor who submitted the check.

2. Accounting for Escrow Funds. The Company agrees that it shall promptly deliver all monies received from subscribers for the payment of the Securities to the Escrow Agent for deposit in the Escrow Account, which funds (less amounts permitted to be released to the Company) shall be promptly deposited by Escrow Agent in an insured depository institution (see Rule 419 (b) 1.i. A.) together with a written account of each sale, which account shall set forth, among other things, the subscriber's name and address, the number of securities purchased, the amount paid therefor, and whether the consideration received was in the form of a check, draft, money order or wire. All monies so deposited in the Escrow Account are hereinafter referred to as the 'Escrow Amount",

3. Deposits into the Escrow Account. All proceeds delivered to the Escrow Agent pursuant hereto (less amounts permitted to be released to the Company) shall be deposited immediately by the Escrow Agent in the Escrow Account. The Escrow Account shall be created and maintained subject to the customary rules and regulations of the Escrow Agent pertaining to such accounts. In addition, as specified in Rule 419 (b) 3.i., all securities issued in connection with the subject offering shall be deposited directly into the Escrow Account promptly upon issuance. Securities held in the escrow account are to remain as issued and deposited and shall be held for the sole benefit of the purchasers.

4. Rights of the Escrow Funds. During the Escrow Period (as hereinafter defined), the company is aware and understands that all proceeds deposited in the Escrow Account shall not become the property of the Company or other entity, or be subject to the debts of the Company or any other entity. Except as expressly provided herein with respect to payments by the Escrow Agent to the Company, the Escrow Agent shall make or permit no disbursements from the Escrow Account.

5. The Escrow Period. The Escrow Period shall begin with the effective date of the Offering (the "Effective Date) and shall terminate only at the same time or after

  The Escrow Agent has received a signed representation from the Company, together with other evidence acceptable to the Escrow Agent, that the requirements of paragraphs (e)l and (e)2 of Rule 419 of the Act have been met; and

  Consummation of an acquisition(s) meeting the requirements of paragraph (e)(2)(iii) of Rule 419 of the Act; or

  For as long as 180 days from the date of the offering Prospectus if the minimum number of 500,0000 shares is not sold.

6. Disbursements from the Escrow Account. Upon obtaining the occurrence of the events set forth in paragraphs 5(a) and 5(b) above, this escrow will terminate and the proceeds on deposit shall be delivered to or on behalf of the Company as directed by the company's counsel or designated principal officer. In no event shall the Escrow Agent release to the Company funds held in escrow until $25,000.00 (less 10% distribution to the company) in collected funds are in escrow. For purposes of this Agreement, the term "collected funds" shall mean all funds received by the Escrow Agent, which have cleared normal banking channels and are in the form of cash.

In the event the Escrow Period terminates because 500,000 - shares are not sold on or before the date specified in paragraph 5(c) above, then the Escrow Agent shall within ten days of receipt of its mailing fee as described in paragraph 10, return to each of the subscribers of the Company's securities the amounts paid in by them, without any deductions and without any interest earned or expenses to the subscriber, and the Escrow Agent shall notify the Company its distribution of the funds. Each amount paid or payable to each subscriber pursuant to this paragraph shall be deemed to be the property of the subscriber, free and clear of any or all claims of the Company or of any of its creditors, and the respective agreements to purchase the Company's securities made and entered into the Offering shall there upon be deemed ipso facto, to be canceled without further liability of said subscribers to pay for the securities purchased. At such times as the Escrow Agent shall have made all the payments and remittances provided for in this paragraph, the Escrow Agent shall be completely discharged and released of any and all further liabilities and responsibilities hereunder.

As to securities deposited in the Escrow Account, such securities shall be released and delivered to the share purchaser or other registered holder identified on the deposited securities upon the conditions specified in paragraph 5(a) and 5(b) above or upon the condition specified in paragraph 5(c) above such securities shall be released and delivered to the Company.

7. Discretion of Escrow Agent. The Escrow Agent, in its actions pursuant to this Agreement, shall be fully protected in every reasonable exercise of its discretion and shall have no obligations hereunder either to the Company or to any other party, except as expressly set forth herein.

It is understood and agreed that the duties of the Escrow Agent are entirely ministerial, being limited to receiving monies and securities from the Company and holding and disbursing such monies and shares in accordance with this Agreement,

8. Collection Procedure. The Escrow Agent is hereby authorized to forward each check for collection and upon collection of the proceeds of each check, deposit the collected proceeds in the Escrow Account. As an alternative, the Escrow Agent may telephone the bank on which the check is drawn to confirm that the check has been paid.

Any check returned unpaid to the Escrow Agent shall be returned to the investor that submitted the check. In such cases, the Escrow Agent will promptly notify the company of such return.

If the Company rejects any subscription for which the Escrow Agent has already collected funds, the Escrow Agent shall promptly issue a refund check to the rejected subscriber. If the Company rejects any subscription for which the Escrow Agent has not yet collected funds but has submitted the subscriber's check for collection, the Escrow Agent shall promptly issue a check in the amount of the subscriber's check to the rejected subscriber after the Escrow Agent has cleared such funds. If the Escrow Agent has not yet submitted a rejected subscriber's check for collection, the Escrow Agent shall promptly remit the subscriber's check directly to the subscriber.

10. Escrow-Fees. The fee of the Escrow Agent is a minimum of $1250.00; receipt of which is hereby acknowledged, In addition, if the minimum offering amount of $25,000.00 - is not received in escrow within the escrow period and the Escrow Agent is required to return funds to investors as provided in paragraph 6, the Escrow Agent shall receive a fee of $10.00 per check for such service, which fee shall be paid in advance of any refund mailing by Escrow Agent. The fee agreed upon for services rendered hereunder is intended as full compensation for the Escrow Agent's services as contemplated by this Agreement; however, in the event the conditions of this Agreement are not fulfilled, or the Escrow Agent performs any material service not contemplated by this Agreement, or there is any assignment of interest in the subject matter of this Agreement, or any material modification thereof, or if any material controversy arises hereunder, or the Escrow Agent is made party to or justifiably intervenes in any litigation pertaining to this Agreement, or the subject matter hereof, the Escrow Agent shall be fully reimbursed for all such extraordinary expenses, including reasonable attorney's fees, and all extraordinary expenses shall be paid by the Company.

11. Expenses of Escrow Agent. If it is necessary for the Escrow Agent to return funds to the purchasers of the Securities, the Company shall pay to the Escrow Agent an amount sufficient to reimburse it for its actual cost in disbursing such funds. However, no such fee, reimbursement for costs and expenses indemnification for any damages incurred by the Escrow Agent, or any monies whatsoever shall be paid out of, or be chargeable to, the funds on deposit in the Escrow Account.

12. Limitation of Liability of Escrow Agent. In performing any of its duties hereunder, the Escrow Agent shall not incur any liability to anyone for any damages, losses or expenses, except for willful default or negligence, and it shall, accordingly, not incur any such liability with respect to: (i)any action taken or omitted in good faith upon advice of its counsel or counsel for the Company given with respect to any questions relating to the duties and responsibilities of the Escrow Agent under this Agreement; or (ii) any action taken or on-fitted in reliance upon any instrument, including the written advice provided for herein, not only as to its due execution and the validity and effectiveness of its provisions, but also as the truth and accuracy of any information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons, and to conform with the provisions of this Agreement.

13. Indemnity of Escrow Agent. The Company hereby agrees to indemnify and hold harmless the Escrow Agent against any and all losses, claims, damages, liabilities and expenses, including any litigation arising from this Agreement or involving the subject matter hereof

14. Dispute . In the event that a dispute arises as to the terms of this Agreement, the Escrow Agent shall be entitled to deposit, in the nature of any interpleader action, any documents or proceeds then held by such Escrow Agent with any court of competent jurisdiction within the State of Nevada.

15. Entire Agreement. This is the entire Agreement of the parties. Any other agreements of any nature whether oral or written not contained herein are expressly made null and void.

16. Governing Law . This Agreement shall be governed by the laws of the State of Nevada.

IN WITNESS WHEREOF. the Company, and the Escrow Agent have executed this Fund Escrow Agreement on the day and year first above-written.

NEVADA ACQUISITION VENTURES IV, INC.

/s/ Antony M. Santos, Esq., Secretary of the Corporation

SOUTHWEST ESCROW COMPANV

/s/ DALE E. PUHL, PRESIDENT